May 30, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Nuveen Symphony Credit Opportunities Fund, Nuveen Symphony Floating Rate Income
Fund and Nuveen Symphony High Yield Bond Fund (each a series of Nuveen Investment Trust III), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Funds Form N-SAR report dated May 30, 2014. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,

  /s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, IL
May 30, 2014